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                                 EXHIBIT (11)

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                         DURAMED PHARMACEUTICALS, INC.



                                                                       Three months ended March 31,
                                                                     1995                        1994
                                                                 -------------               ------------
Primary:
Weighted average common shares
     outstanding                                                   7,984,078                      7,723,452
Net effect of preferred shares
     converted to common shares -
     based on the treasury stock
     method using the average
     market price                                                    746,590                        676,109
Net effect of dilutive stock
     options and warrants - based
     on the treasury stock method
     using the average market price                                1,980,378                      1,507,956
                                                                 -----------                    -----------

Totals                                                            10,711,046                      9,907,517
                                                                 ===========                    ===========
Net income                                                       $ 1,008,347                    $ 1,241,037
                                                                 ===========                    ===========
Per share amount                                                 $       .09                    $       .13
                                                                 ===========                    ===========

Fully diluted:
Weighted average common
     shares outstanding                                            7,984,078                      7,723,452
Net effect of preferred shares
     converted to common shares -
     based on the treasury stock
     method using the quarter-end
     market price                                                    746,590                        680,568
Net effect of dilutive stock
     options and warrants - based
     on the treasury stock method
     using the quarter-end market                                  1,983,282                      1,538,332
                                                                 -----------                    -----------
Totals                                                            10,713,950                      9,942,352
                                                                 ===========                    ===========
Net income                                                       $ 1,008,347                    $ 1,241,037
                                                                 ===========                    ===========
Per share amount                                                 $       .09                    $       .12
                                                                 ===========                    ===========

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